EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made and entered into as of October 23, 1998, provided the employment hereunder shall commence November 30, 1998, by and among Radica Enterprises Ltd., a Nevada corporation, having an office at 6100 Neil Road, Suite 200, Reno, Nevada 89511, Radica Games Limited, a Bermuda company, having an office at Suite R, 6/F, 2-12 Au Pui Wan Street, Fo Tan, Hong Kong, and Eugene A. Murtha, who resides at 119 Country Club Drive, Moorestown, New Jersey 08057.

         WHEREAS, Radica is engaged through its subsidiaries in designing and manufacturing electronic and mechanical gifts and games for worldwide sale, and OEM manufacturing for others;

         WHEREAS, Radica USA is engaged in marketing and distributing products manufactured by Radica;

         WHEREAS, Employee has substantial executive management experience including marketing experience in the United States;

         WHEREAS, Radica USA and Radica desire to secure the services of Employee, and Employee is willing to provide such services, each upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

    1. DEFINITIONS. For the purposes of this Agreement, the parties hereby adopt the following definitions:

         (a) "Cause" means:

                (i) breach by Employee of a fiduciary obligation to any member of Radica Group;

                (ii) commission by Employee of any act or omission to perform any act (excluding the omission to perform any act attributable to Employee's Total Disability) which results in serious adverse consequences to any member of Radica Group;

                (iii) breach of any of Employee's agreements set forth in this Agreement including, but not limited to, continual failure to perform substantially his duties with Radica Group, excessive absenteeism and dishonesty;



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                (iv) any attempt by Employee to assign or delegate this
Agreement or any of the rights, duties, responsibilities, privileges or obligations hereunder without the prior written consent of Radica or Radica USA (except in respect of any delegation by Employee of his employment duties hereunder to other employees of Radica Group in accordance with its usual business practice);

                (v) Employee's arrest or indictment for, or written confession of, a felony or any crime involving moral turpitude under the laws of the United States or any state or of Hong Kong;

                (vi) death of Employee;

                (vii) declaration by a court that Employee is insane or incompetent to manage his business affairs; or

                (viii) the filing of any petition or other proceeding seeking to find Employee bankrupt or insolvent.

         (b) A "Change in Control" shall be deemed to have occurred if, at or before November 30, 1999: (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) together with its affiliates, excluding employee benefit plans of Radica, is or becomes, directly or indirectly, the "beneficial owner" (as defined in rule 13d-3 promulgated under the 1934 Act) of securities of Radica representing 50% or more of the combined voting power of Radica's then outstanding securities; or (ii) as a result of a proxy contest, merger, consolidation, sale of assets, tender offer or exchange offer or as a result of any combination of the foregoing, Directors who were members of the Board of Directors of Radica two years prior to such time and new Directors whose election or nomination for election by Radica's shareholders was approved by a vote of at least two-thirds of the Directors still in office who were Directors two years prior to such time, cease to constitute at least two-thirds of the members of the Board of Directors of Radica; or (iii) the shareholders of Radica approve a merger or consolidation of Radica with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of Radica outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Radica or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of Radica approve a plan of complete liquidation or winding-up of Radica or an agreement for the sale or disposition by Radica of all or substantially all of Radica's assets.





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



         (c) "Dollars" and "US$" means United States dollars.

         (d) "Employee" means Eugene A. Murtha.

         (e) "Good Reason" shall mean the occurrence within twelve (12) months after a Change in Control of any of the following events without the Employee's express written consent: (i) the assignment to the Employee of duties inconsistent with his position and status as an executive of the Radica Group, or a substantial alteration in the nature, status or prestige of the Employee's responsibilities with the Radica Group from those in effect immediately prior to such Change in Control; or (ii) a reduction in the Employee's base salary or bonus opportunity as in effect immediately prior to the occurrence of such Change in Control; or (iii) any other material adverse change in the terms or conditions, including location and travel, of the Employee's employment hereunder following the occurrence of such Change in Control.

         (f) "1994 Plan" means the 1994 stock option plan adopted by Radica, as amended from time to time.

         (g) "Radica" means Radica Games Limited, a Bermuda company.

         (h) "Radica Group" means Radica, Radica USA and any other corporation or other entity which at the relevant time is more than fifty percent (50%) owned, directly or indirectly, by Radica.

         (i) "Radica USA" means Radica Enterprises Ltd., a Nevada corporation.

         (j) "Termination" means, according to the context, the termination of this Agreement or the cessation of rendering employment services by Employee.

         (k) "Total Disability" means Employee shall become disabled to an extent which renders him unable to perform the essential functions of his job, with or without reasonable accommodation, for a cumulative period of twelve (12) weeks in any twelve (12) month period.

    2. EMPLOYMENT.

         (a) Commencing November 30, 1998, Radica USA hereby employs Employee and Employee hereby accepts employment by Radica USA to serve as the President of Radica USA. Employee shall also be employed as the President, Americas, of Radica. During his period of employment, employee also agrees to serve in other executive capacities for Radica Group as may be determined by the Board of Directors of Radica ("Board"). Employee shall perform services of an executive nature consistent



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with his offices with Radica and Radica USA as may from time to time be assigned or delegated to him by the Board. It is envisioned that these duties will include inter alia management of the business of Radica USA, and Employee will report to the President of Radica.

         (b) Employee will devote his full business time and attention to his duties under this Agreement.

         (c) Employee shall perform his duties under this Agreement principally in or around Dallas, Texas. It is contemplated Employee will frequently travel to carry out his duties under this Agreement, including travel to the offices of Radica USA in Nevada and California. Air travel and other travel arrangements will comply with current Radica Group policies respecting class of travel, etc.

         (d) Radica Group will provide Employee, including his spouse and children, with medical and dental benefits, and life insurance program, as provided to other officers of Radica Group.

         (e) Employee shall have four (4) weeks paid vacation during each year of this Agreement taken at such times as mutually convenient to Employee and Radica Group.

    3. TERM OF EMPLOYMENT.

         (a) This Agreement and Employee's employment hereunder shall commence as of November 30, 1998 and continue until the second anniversary of such date, and shall be renewed annually at each November 30 anniversary date (commencing November 30, 1999) for an additional one year period so that the term hereof at each renewal date shall be a two year period, unless a party to this Agreement gives notice at least ninety (90) days prior to such renewal date that this Agreement shall not be renewed, in which case this Agreement shall terminate at the end of the ensuing year.

         (b) Notwithstanding Paragraph (a) above, this Agreement may be sooner terminated by Radica or Radica USA for Cause, by Employee without consent of Radica or Radica USA, by Radica or Radica USA without Cause, or by Radica or Radica USA in the event of the Total Disability of Employee. This Agreement may also be sooner terminated by Employee following any Change in Control which occurs prior to November 30, 1999 and if within twelve (12) months following such Change in Control Employee has Good Reason for such Termination; such Termination by Employee is herein called a "Termination/Change in Control".

         (c) On termination of this Agreement pursuant to Paragraph (a) above, or by Radica or Radica USA for Cause, or by Employee without consent of Radica or



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



Radica USA, all benefits and compensation shall cease as of the date of such Termination. On termination of this Agreement by Radica or Radica USA without Cause or in event of Total Disability of Employee, all benefits and compensation shall continue for twelve (12) months after such a Termination (but at a minimum through the end of Radica's 1999 fiscal year). On termination of this Agreement in the event of a Termination/Change in Control, all benefits and compensation shall continue for twenty-four (24) months after such a Termination.

    4. BUSINESS EXPENSE REIMBURSEMENT. Employee will be entitled to reimbursement by Radica Group for the reasonable business expenses paid by him on behalf of Radica Group in the course of his employment hereunder on presentation to Radica Group of appropriate vouchers (accompanied by receipts or paid bills) setting forth information sufficient to establish:

                (i) the amount, date, and place of each such expense;

                (ii) the business reason for each such expense and the nature of the business benefit derived or expected to be derived as a result thereof; and

                (iii) the names, occupations, addresses, and other information sufficient to establish the business relationship to Radica Group of any person who was entertained by Employee.

    5. COMPENSATION. Radica USA agrees to pay Employee, and Employee agrees to accept from Radica USA, during the first year after November 30, 1998, for the services to be rendered by him hereunder a minimum salary at the rate of US$200,000 per annum payable in arrears in monthly installments. Employee shall receive annual salary reviews by the Board provided that such salary shall not be reduced below US$200,000 per year. Employee shall also be entitled to a signing bonus of U.S.$100,000 payable by Radica USA 90 days after Employee's start-date with Radica Group. However, if Employee voluntarily leaves employment with Radica Group within two years of such start-date, Employee will repay to Radica USA such signing bonus.

         Employee shall be considered for annual bonuses pursuant to the Radica Games Bonus Policy as attached to the letter dated October 23, 1998 to Employee from Mr. Patrick S. Feely, President of Radica. Such Radica Games Bonus Policy describes potential amounts of bonus which may be earned in respect of each fiscal year, but with no mandatory amount for any particular employee. However, in the case of Employee in fiscal year 1999, Employee shall be entitled to a minimum bonus under such plan of US$100,000.

         This Agreement contemplates that Employee will move from his current New Jersey residence to a residence in or around Dallas, Texas to take up his duties in



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



that location. Radica USA will pay Employee a temporary living allowance of US$3,000 per month commencing in December 1998 and for up to nine additional months thereafter, i.e. through September 1999. Radica USA will also reimburse Employee for weekly airline expense for Employee's travel to and from Dallas and his current home in New Jersey. Radica USA will reimburse Employee for reasonable relocation expenses according to its policies for executives, including moving and real estate agent fees and closing costs, plus gross-up for tax expenses.

         If Radica Group institutes a retirement, bonus or other benefit plan which applies generally to U.S. executive officers of Radica Group, Employee shall be entitled to participate therein, but not to the extent such benefits would be duplicative of the benefits herein.

         All payments by Radica Group shall be subject to required withholdings including taxes.

    6. STOCK OPTIONS.

         (a) (i) As of the date of this Agreement, Radica hereby grants to Employee an option to purchase three hundred thousand (300,000) shares of the common stock of Radica at $11.00 per share (representing the current market price as of October 23, 1998), subject to the terms and conditions of this
Section 6 and the 1994 Plan (the "Initial Stock Option").

             (ii) Additionally, at or promptly after the end of each of Radica's 2000, 2001 and 2002 fiscal years (i.e., fiscal years ending October 31 (or other applicable year end date if, as is being considered, Radica changes its fiscal year)), Radica shall grant to Employee an option (up to three such options in total) to purchase twenty-five thousand (25,000) shares (up to 75,000 shares in the aggregate) of the common stock of Radica at the then applicable market price, subject to the terms and conditions of this Section 6 and the 1994 Plan; provided, however, that each such grant shall be subject to the conditions that
(x) Employee continues to be employed in good standing by Radica Group through the relevant date of grant and (y) sufficient shares are available under the 1994 Plan to cover Employee and other similarly situated executives (i.e. adequate shares must be available for this special program in the option pool under the 1994 Plan). If such quantity of shares is not available, the grant dates will roll forward by one year per year until such shares are available. Such stock options are herein called the "Subsequent Stock Options". The Initial Stock Option and the Subsequent Stock Options are herein collectively called the "Stock Options".

             (iii) The Stock Options shall vest and become exercisable 20% per year for each year Employee is employed by Radica Group following the date of grant, commencing at the first anniversary of the date of grant.



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



         (b) The number of shares subject to the Stock Options will be adjusted for stock splits and reverse splits; provided that such number of shares shall not be adjusted if Radica should otherwise change or modify its capitalization, including but not limited to the issuance by Radica of new securities (including options or convertible securities), ESOP's or other employee stock plans. It is the intent of the parties that the stock subject to the Stock Options shall be subject to dilution, except for stock splits and reverse splits.

         (c) Any other provision hereof to the contrary notwithstanding, (i) as of the date of Termination in the event of Termination pursuant to Section 3(a) or Termination by Radica or Radica USA for Cause or by Employee without consent of Radica or Radica USA, or (ii) twelve (12) months after the date of Termination in the event of Termination by Radica or Radica USA without Cause or the Total Disability of Employee, or (iii) twenty-four (24) months after the date of Termination in the event of a Termination/Change in Control (each of such applicable dates being called a "Determination Date"), Employee shall forfeit the Stock Options (measured by percentages of the stock subject to the Stock Options) and they shall expire as follows:

             (A) if the Determination Date is within the first year after the date the Stock Option is granted (the "Grant Date") then Employee shall forfeit 100% of the stock subject to the Stock Option;

             (B) if the Determination Date is after the end of said first year and within the second year after the Grant Date, then Employee shall forfeit 80% of the stock subject to the Stock Option;

             (C) if the Determination Date is after the end of said second year and within the third year after the Grant Date, then Employee shall forfeit 60% of the stock subject to the Stock Option;

             (D) if the Determination Date is after the end of said third year and within the fourth year after the Grant Date, then Employee shall forfeit 40% of the stock subject to the Stock Option; or

             (E) if the Determination Date is after the end of said fourth year and within the fifth year after the Grant Date, then Employee shall forfeit 20% of the stock subject to the Stock Option.

         (d) In any event each Stock Option shall expire to the extent not previously exercised on the tenth anniversary of the Grant Date. Otherwise, Employee may at any time within ninety (90) days following the Determination Date, exercise his right to purchase stock subject to the Stock Options, but subject to the foregoing provisions respecting vesting and forfeitures.



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




         (e) Employee shall have no right to sell, alienate, mortgage, pledge, gift or otherwise transfer the Stock Options or any rights thereto, except by will or by the laws of descent and distribution, and except as specifically contemplated in the 1994 Plan. In any event, any transfer must comply with applicable state and federal securities laws.

    7. NON-COMPETE; CONFIDENTIALITY.

         (a) During the term of employment of Employee, and for a period of one year ("Prohibition Period") after any Termination (other than in the event of a Termination/Change in Control) of such relationship or employment for any other reason (either by Employee or Radica or Radica USA), with or without cause, voluntarily or involuntarily, Employee agrees that he will not engage in, be employed by or become affiliated with, in the United States of America or anywhere else in the world, directly or indirectly, any person or entity which offers, develops, performs or is engaged in services, products or systems which are competitive with the business of Radica Group or any other products, services or systems hereafter developed, produced or offered by Radica Group, to be determined at the relevant time but not later than the commencement of such one-year period ("Companies' Business"). During the Prohibition Period, Employee shall not, directly or indirectly, become an owner or member, to the extent of an ownership interest of five percent (5%) or more, of a joint venture, partnership, corporation or other entity, or a consultant, employee, agent, officer or director of a corporation, joint venture, partnership or other entity, which is competitive with, directly or indirectly, the Companies' Business.

         (b) [RESERVED.]

         (c) Employee understands and agrees that he has been exposed to (or had access to), and may be further exposed to (or have access to), confidential information, knowhow, knowledge, data, techniques, computer software and hardware, and trade secrets of Radica Group or related to the Companies' Business, including, without limitation, customer or supplier requirements, notes, drawings, writings, designs, plans, specifications, records, charts, methods, procedures, systems, price lists, financial data, records, and customer or supplier lists (collectively "Confidential Information"). Notwithstanding the above, the following shall not be considered "Confidential Information" within the meaning of this section: (a) information known to Employee or to the public at the date of this Agreement; and (b) information which hereafter becomes known to the public through no fault of Employee. Accordingly, except as permitted or required in the performance of his duties for Radica Group, Employee agrees not to disclose, divulge, make public, utilize, communicate or use, whether for his own benefit or for the benefit of others, either directly or indirectly, any Confidential Information relating to the Companies's Business unless specifically authorized in writing by Radica or Radica USA to do so.

         (d) Employee shall promptly communicate and disclose to Radica Group all information, inventions, improvements, discoveries, knowhow, methods, techniques, processes, observations and data ("Proprietary Information") obtained, developed, invented or otherwise discovered by him in the course of this employment. All written materials, records, computer programs or data and documents made by Employee or coming into his possession during the employment period concerning any Proprietary Information used or developed by Radica Group, or by Employee, shall be the sole exclusive property of Radica Group. Employee shall have no right, title or interest therein notwithstanding that he may have purchased the medium on which such Proprietary Information is recorded.

         (e) Upon Termination, Employee shall not take with him any of the Confidential Information or Proprietary Information. Upon Termination, or at any time upon the request of Radica or Radica USA, Employee shall promptly deliver all Confidential Information and Proprietary information, and all copies thereof, to Radica Group with no cost or charge to Radica Group. Upon request by Radica or Radica USA, Employee shall promptly execute and deliver any documents necessary or convenient to evidence ownership of the Confidential Information and Proprietary Information by Radica Group, or the transfer and assignment of the Confidential Information and Proprietary Information to Radica Group without cost or charge. The provisions of this Section 7 shall survive any Termination of this Agreement.

    8. BENEFIT AND BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon Radica and Radica USA, their successors and assigns, including but not limited to any corporation, person or other entity which may acquire all or substantially all of the assets and business of Radica or Radica USA or any corporation with or into which they may be consolidated or merged. Radica and Radica USA may assign their rights and obligations to another present or future member of Radica Group. The rights and obligations of Employee hereunder may not be delegated or assigned, except that Employee may, without the prior consent of any member of Radica Group, assign to his spouse, or to a family member, proceeds of payments resulting from his death or a disability which, in either case, occurs after a termination of this Agreement.

    9. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

    10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF



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NEVADA WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

    11. ENTIRE AGREEMENT. This Agreement sets forth and is an integration of all of the promises, agreements, conditions and understandings among the parties hereto with respect to all matters contained or referred to herein, and all prior promises, agreements, conditions, understandings, warranties or representations, oral, written, express or implied, are hereby superseded and merged herein.

    12. VALIDITY OF PROVISIONS. Should any provision(s) of this Agreement be void or unenforceable in whole or in part, the remainder of this Agreement shall not in any way be affected thereby, and such provision(s) shall be modified or amended so as to provide for the accomplishment of the provision(s) and intentions of this Agreement to the maximum extent possible.

    13. MODIFICATIONS OR DISCHARGE. This Agreement shall not be deemed waived, changed, modified, discharged or terminated in whole or in part, except as expressly provided for herein or by written instrument signed by all parties hereto.

    14. NOTICES. Any notice which either party may wish to give to the other parties hereunder shall be deemed to have been given when actually received by the party to whom it is addressed. Notices by Employee to either Radica or Radica USA shall be sent to both of them. Notices hereunder may be sent by courier, mail, telefax, telegram or telex, to the following addresses, or to such other addresses as the parties may from time to time furnish to each other by like notice:

         To:  Radica Enterprises Ltd.
              6100 Neil Road, Suite 200
              Reno, Nevada 89511
              U.S.A.
              Attention: Jon N. Bengtson
              Telephone:  (702) 826-2002
              Telefax:    (702) 829-8093

         To:  Radica Games Limited
              Suite R, 6/F
              2-12 Au Pui Wan Street
              Fo Tan
              Hong Kong
              Attention: David C.W. Howell
              Telephone:  (852) 2693 2238
              Telefax:    (852) 2695 9657




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         To:  Employee:

              Mr. Eugene A. Murtha
              119 Country Club Drive
              Moorestown, NJ 08057
              Telephone: (609) 234-6389
              Telefax:   (609) 234-5761

    15. NUMBER; GENDER. In this Agreement, the masculine shall include the feminine and neuter and vice versa, and the singular shall include the plural and vice versa, as the context may reasonably require or permit.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                            RADICA ENTERPRISES LTD.


                                            By: /s/ P.S. Feely
                                               --------------------------------

                                            RADICA GAMES LIMITED


                                            By: /s/ P.S. Feely
                                               --------------------------------

                                            EUGENE A. MURTHA


                                             /s/ Eugene A. Murtha
                                            -----------------------------------




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